Exhibit 10.1

Amendment to

Dominion Resources, Inc.

Stock Accumulation Plan for Outside Directors

Effective as of December 31, 2004

1.	Effective December 31, 2004 (the “Plan Freeze Date”):

(a)	An Outside Director who has not already been vested in whole or in part in his or her Stock Unit Account as of the Plan Freeze Date, shall not be vested in, or be entitled to payment of, any amount in that Stock Unit Account after the Plan Freeze Date and any such amount shall be forfeited to the Dominion Resources, Inc. Stock Accumulation Plan for Outside Directors (the “Plan”). Outside Directors who have been vested in whole or in part in their Stock Unit Account on or before the Plan Freeze Date shall not be affected.

(b)	An Outside Director who has not already been vested in his or her Dividend Account as of the Plan Freeze Date shall not be vested in, or be entitled to payment of, any amount in that Dividend Account after the Plan Freeze Date and any such amount shall be forfeited to the Plan. Outside Directors who have been vested in whole or in part in their Dividend Accounts on or before the Plan Freeze Date shall not be affected.

2.	Notwithstanding Section 6(c) of the Plan to the contrary, the final election by an Outside Director prior to the Plan Freeze Date shall govern the method and timing of payments for all Stock Units awarded under the Plan. If by the Plan Freeze Date, an Outside Director has not elected the method in which the Accounts are to be paid, the Accounts will be paid in a single lump sum payment. Any payment to a beneficiary of an Outside Director shall be a single lump sum payment.

3.	The vested portions of an Outside Director’s Accounts, shall be distributed to the Outside Director only upon the Outside Director’s Cessation of Service as described in Subsections 7(a) and (b) of the Plan and, after the Plan Freeze Date, no election may be made under Subsection 7(c) of the Plan to receive distributions prior to Cessation of Service.

4.	Notwithstanding any provisions of the Plan to the contrary, the time or schedule for any payment under the Plan may not be accelerated under any circumstances.

5.	For the purposes of the Plan and this amendment, the term “Cessation of Service” is intended to have the same meaning as the term “Separation from Service” as defined under Code Section 409A and the related regulations. Additionally, the terms “Change of Control” and “Disability” shall have the same meanings as such terms are given under Code Section 409A. All other capitalized terms not defined in this amendment, shall have the same meanings as set forth in the Plan.

6.	Except as provided herein, all other terms and conditions of the Plan shall continue in full force and effect.

7.	The Plan is being amended with the intent that the amendments shall not constitute a material modification for purposes of Section 885(d)(2) of Public Law No. 108-357, the American Jobs Creation Act of 2004. If any portion of this amendment is determined to be a material modification for that purpose, that portion of the amendment shall be null and void. All provisions of this amendment and the Plan shall be read and interpreted to be consistent with the intent of this amendment.

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